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                                                                     EXHIBIT 1.1
FOR MORE INFORMATION:

Investor Relations                                   Media Relations
Monish Bahl                                          Scot McLeod
CDC Corporation                                      CDC Software
678-259 8510                                         770-351-9600
monishbahl@cdcsoftware.com                           ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

          CDC CORPORATION ANNOUNCES PRIVATE OFFERING OF $168 MILLION OF
                 SENIOR EXCHANGEABLE CONVERTIBLE NOTES DUE 2011

       COMPANY INTENDS TO USE PROCEEDS FOR FURTHER EXPANSION OPPORTUNITIES

ATLANTA, BEIJING, NOVEMBER 13, 2006 - CDC Corporation (NASDAQ: CHINA), focused on enterprise software, mobile applications and online games, today announced that it has entered into a definitive agreement to sell $168 million of 3.75% senior exchangeable convertible notes due 2011 to a total of 12 institutional accredited investors in a private placement exempt from registration under the Securities Act of 1933.

The senior exchangeable convertible notes carry a 3.75% coupon which is payable quarterly. Upon a qualifying initial public offering of either CDC Software or CDC Games, the notes become exchangeable into that company's common shares at an exchange price determinable from the IPO price of those common shares. In the event neither CDC Software nor CDC Games completes a qualifying initial public offering within two years from the issue date of the notes, the notes become convertible into CDC Corporation's common shares at an initial conversion price of $10.37 per share which represents a premium of approximately 60% to the company's 10-day average closing price. The terms of the notes also include customary anti-dilution adjustments and registration rights.

The company intends to use the proceeds from the transaction for acquisitions at both CDC Software and CDC Games, as well as game development, investment in research and development and for other general corporate purposes, including working capital to support new growth initiatives.

"Evolution is pleased to be leading this investment in CDC Corporation," said Brian Yeh, Managing Director, Evolution Capital Management LLC. "We look forward to participating in the next stage of CDC's corporate development."

"We are very pleased to announce this strategic transaction," said Peter Yip, Chief Executive Officer of CDC Corporation. "The proceeds of this $168 million private placement, together with our substantial cash balance, afford us greater financial flexibility to pursue our expansion plans, which include acquisitions, entry into new

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vertical markets, increased focus on research and development, as well other strategic initiatives."

The senior exchangeable convertible notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

ABOUT CDC CORPORATION

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

ABOUT CDC GAMES

CDC Games Limited is focused on building a diversified mix of online game assets and strategic alliances and is a business unit of CDC Corporation. CDC Games is one of the market leaders of online and mobile games in China with over 37 million registered users.

ABOUT CDC SOFTWARE

CDC Software, The Customer-Driven Company(TM), is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company's industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software's product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. CDC Software is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

ABOUT CHINA.COM INC.

China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

ABOUT CDC MOBILE

CDC Mobile is focused on providing MVAS products to subscribers in China and is a business unit of CDC Corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking

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statements include statements regarding potential carve-outs of CDC Software or
CDC Games, the use of proceeds from the offering, potential dilutive effects of a conversion on CDC Corporation and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management's current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products;
(e) the ability to develop and market successful Advanced Mobile Products; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer's requirements; (h) the possibility of development or deployment difficulties or delays; (i) the dependence on customer satisfaction with the company's software products and services; (j) continued commitment to the deployment of the enterprise software solutions; (k) risks involved in developing software solutions and integrating them with third-party software and services; (l) the continued ability of the company's enterprise software solutions to address client-specific requirements; (m) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company's solutions; and (n) the ability of staff to operate the enterprise software and extract and utilize information from the company's enterprise software solutions. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.